File No:  40373-0003

November 1, 2013

BY EMAIL

Viosolar Inc.

Kolokotroni 2A, 17563 Paleo Faliro,

Athens, Greece

Attention:	Rick Walchuk, President

Dear Sirs:
Re:Viosolar Inc. – Registration Statement on Form S-4/A

We have acted as special counsel to Viosolar Inc. (the “Company”), an Alberta corporation, in connection with the preparation of a registration statement on Form S-4/A (File No. 333-191107) (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the change of the corporate jurisdiction of the Company from the Province of Alberta to the State of Nevada (the “Change of the Corporate Jurisdiction”) by way of a process known as a continuance under the Alberta corporate law and a conversion under the Nevada corporate law.

References in this opinion to “Viosolar Nevada” are to the Company as it will exist under the Nevada corporate law after the Change of the Corporate Jurisdiction has been effected.

In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company, as amended;

(b)	the Bylaws of the Company;

(c)	resolutions adopted by the Board of Directors of the Company pertaining to the Change of the Corporate Jurisdiction;

(d)	the plan of conversion of the Company dated September 10, 2013;

(e)	the Registration Statement;

(f)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(g)	the Officer’s Certificate executed by Rick Walchuk, President of the Company (the “Officer’s Certificate”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (g) above.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.  As to all questions of fact material to this opinion which have not been independently established, we have relied upon the Officer’s Certificate.

In rendering this opinion we have assumed that all of the issued and outstanding shares of common stock of the Company have been validly issued and are fully paid and non-assessable under the laws of the Province of Alberta. We have further assumed that each of the statements made and certified in the Officer’s Certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect and remain true and correct on the date hereof.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that upon the effectiveness of the Change of the Corporate Jurisdiction, each issued and outstanding share of common stock of the Company will automatically, without any action on the part of the Company or a stockholder, become one validly issued and fully paid and non-assessable share of common stock in the capital of Viosolar Nevada.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the State of Nevada applicable therein. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:         United States Securities and Exchange Commission